RELEASE ON: February 9, 2017 at 0730 ET

CONTACT:
Sydney Siegmeth
VP of Global Communications
TASER International, Inc.
Media ONLY Hotline:(480) 444-4000

TASER Makes Two Acquisitions to Create “Axon AI”Artificial Intelligence Comes to Public Safety

SCOTTSDALE, AZ, February 9, 2017 – TASER International (NASDAQ: TASR), the global leader in public safety technology, including body-worn video and smart weapons, today announced two acquisitions to launch a new artificial intelligence group called “Axon AI.” The acquired technologies and team of nearly 20 researchers and engineers will accelerate the introduction of new AI-powered capabilities for public safety.

The first acquisition was Dextro, Inc, the first computer-vision and deep learning system to make the visual contents in video searchable in real time. Agencies and departments will have the ability to quickly isolate and analyze the most important seconds of footage from massive amounts of video data. This acquisition will form the technology backbone of the new Axon AI platform.

The company also acquired from Fossil Group, Inc. the computer vision team that was part of Fossil Group's acquisition of Misfit, Inc. The team includes machine-vision researchers focused on improving the accuracy, efficiency and speed of processing images and video. Together, these acquisitions will broaden TASER’s industry-leading DEMS (Digital Evidence Management System) to enable customers to gain more insight from video, photos and audio to improve training, operations and community engagement. Financial terms of the transactions were not disclosed.

The Axon network connects devices, apps and people for more than half of the nation's major city police agencies. Axon AI will extend TASER's research and development efforts and significantly expand the capabilities of the Axon network. These investments in artificial intelligence will have a transformative impact on Axon products by making workflows smarter including deep data analysis on the more than 5.2 petabytes of customer data hosted across the Axon Network.

Axon AI will transform key customer workflows using computer vision and natural language processing along with machine learning techniques. The addition of artificial intelligence to Axon's upcoming records management system (RMS) has the potential to automate the collection and analysis of virtually all information in public safety while extracting key insights never before possible. The benefits of this groundbreaking technology leads to a future of hands-free reporting and real time intel in the field.

“We believe it's time for video data to move to the center of public safety records systems, with far richer and more transparent information than historic text-only systems,” said Rick Smith, CEO and co-founder of TASER. “Axon AI is focused on extracting usable information from these video records, automatically populating our new RMS system. AI will significantly streamline these business processes so officers can focus on what matters: their operational environment. Axon AI will also greatly reduce the time spent preparing videos for public information requests or court submission. This will lay the foundation for a future system where records are seamlessly recorded by sensors rather than arduously written by police officers overburdened by paperwork,” concluded Smith.

"Dextro has built a highly advanced video analytics technology driven by machine learning, which requires high volumes of video training data,” said David Luan, Dextro co-founder and CEO. “On the Axon network, customers manage the largest repository of law enforcement footage and annotations in existence. By combining our algorithms with the largest video data network in law enforcement, we create an incredibly powerful AI solution tailored to the unique requirements of public safety. We're excited and honored to partner with Rick and TASER as we continue scaling out our video analysis product to the law enforcement community."

To learn more about how TASER is bringing AI to law enforcement, join Rick Smith and David Luan for a webinar on February 15, 2017 where they'll discuss the implications of AI in public safety. Register here:www.axon.io/ai-webinar.

About Dextro

Dextro makes videos discoverable and searchable using machine learning. In the two years since their founding they have poured countless research hours into computer vision, developing algorithms that can analyze the audiovisual contents of video footage in real time in order to provide meaningful data. Their experience ranges from analyses of web video content for marketers and video curators to real-time analysis of security footage and automatic categorization of video evidence for law enforcement.

About TASER International, Inc.

TASER International makes communities safer with innovative public safety technologies. Founded in 1993, TASER first transformed law enforcement with its electrical weapons. TASER continues to define smarter policing with its Axon brand which includes a growing suite of connected products and services from body cameras and digital evidence management tools to mobile apps. More than178,000lives and countless dollars have been saved with TASER's products and services.

Learn more at www.TASER.com and www.axon.io or by calling(800) 978-2737.

TASER, Axon, the TASER logo, and the Axon delta logo are registered trademarks of TASER International, Inc., registered in the U.S., E.U., and other countries. All rights reserved.Evidence.com is a trademark of TASER International, Inc.

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